Exhibit 4.1

CERTIFICATE #	NUMBER OF SUBSCRIPTION RIGHTS:

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS SUPPLEMENT, DATED DECEMBER 19, 2022, AND THE ACCOMPANYING BASE PROSPECTUS (TOGETHER, THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM MORROW SODALI, THE INFORMATION AGENT.

PLBY GROUP, INC.

Incorporated under the laws of the State of Delaware

NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE

Evidencing non-transferable Subscription Rights to purchase common stock, par value $0.0001, of PLBY Group, Inc.

Subscription Price: $3.50 per whole share of common stock

 THE SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON JANUARY 17, 2023,

SUBJECT TO EXTENSION OR EARLIER TERMINATION.

REGISTERED OWNER:

THIS CERTIFIES THAT the registered owner whose name is inscribed hereon is the owner of the number of non-transferable subscription rights (“Subscription Rights”) set forth above. Each Subscription Right entitles the holder thereof to subscribe for and purchase (the “Basic Subscription Right”) 0.30681187 of a share of common stock of PLBY Group, Inc., a Delaware corporation (the “Company”), at a subscription price of $3.50 per whole share (the “Subscription Price”), pursuant to a rights offering (the “Rights Offering”), on the terms and subject to the conditions set forth in the Prospectus and the “Instructions as to Use Of Rights Certificates” accompanying this Subscription Rights Certificate. If you exercise your Basic Subscription Rights in full, and any shares of common stock being offered in the Rights Offering remain available and unsubscribed for in the Rights Offering, you will be entitled to an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of the unsubscribed shares of common stock at the Subscription Price, subject to certain ownership limitations as described in the Prospectus and the “Instructions as to Use Of Subscription Rights Certificates” accompanying this Subscription Rights Certificate, which are acknowledged by the registered owner below. Each Subscription Right consists of a Basic Subscription Right and an Over-Subscription Privilege. The Subscription Rights represented by this Subscription Rights Certificate may be exercised by completing the appropriate forms on the reverse side hereof and by returning the full payment of the Subscription Price for each whole share of common stock. If the Company is unable to issue to the registered owner below the full number of shares of common stock requested, the Subscription Agent will return to the registered owner below any excess funds submitted as soon as practicable, without interest or deduction. This Subscription Rights Certificate is not valid unless countersigned by Continental Stock Transfer & Trust Company, the Subscription Agent.

WITNESS the signatures of the duly authorized officers of PLBY Group, Inc.

Countersigned and Registered

Ben Kohn, Chief Executive Officer & President	By:
Continental Stock Transfer & Trust Company

Chris Riley, General Counsel & Secretary

DELIVERY OPTIONS FOR SUBSCRIPTION RIGHTS CERTIFICATE

 FOR DELIVERY BY HAND DELIVERY, FIRST CLASS MAIL OR COURIER SERVICE:

 Continental Stock Transfer & Trust Company

1 State Street Plaza 30th Floor

New York, NY 10004

Attn: Corporate Actions – PLBY Group, Inc.

 DELIVERY OTHER THAN IN THE MANNER OR TO THE ADDRESSES LISTED ABOVE WILL NOT CONSTITUTE VALID DELIVERY

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY

FORM 1-EXERCISE OF SUBSCRIPTION RIGHTS

You have been allocated the number of Subscription Rights shown on this Subscription Rights Certificate. To subscribe for shares of common stock, please complete and sign under Form 2 below. Please note that personal checks may take approximately five business days to clear your account. In order to be effective, payments must be received by the Subscription Agent and clear prior to 5:00 P.M., Eastern Time on January 17, 2023, unless guaranteed delivery procedures are utilized with respect to delivery of your rights certificate, as described in the Prospectus.

EXERCISE OF BASIC SUBSCRIPTION RIGHT AND OVER-SUBSCRIPTION PRIVILEGE:

I subscribe for	Whole shares of common stock x $3.50	= $
(Number of shares of common stock; must be a whole number with any fractional shares rounded down)	(exercise price)	(amount)*

METHOD OF PAYMENT (CHECK ONE)

☐	Check, certified check, or U.S. Postal money order payable to “Continental Stock Transfer & Trust Company, as subscription agent for PLBY Group, Inc.”

☐	Wire transfer of immediately available funds directly to the account maintained by Continental Stock Transfer & Trust Company, LLC, as Subscription Agent, for purposes of accepting subscriptions in this rights offering at: JPMorgan Chase Bank; ABA #021000021; Acct # 475469453; Reference: PLBY Group, Inc.

FORM 2 – SIGNATURE AND ACKNOWLEDGEMENT

TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the Rights Offering and I hereby irrevocably subscribe for the number of whole shares of common stock indicated above on the terms and conditions specified in the Prospectus. By signing below, I confirm that I am an “Eligible Stockholder” as defined in the Prospectus. Additionally, by signing below, I confirm that if I (or any “group” (within the meaning of Section 13(d)(3) under the Exchange Act of 1934, as amended (the “Exchange Act”)) that includes me) am the beneficial owner (as defined in Rule 13d–3(a) under the Exchange Act) of greater than 14.99% of the number of shares of common stock outstanding as of the record date of December 16, 2022, then my Over-Subscription Privilege shall be fulfilled only if approved by a majority of the disinterested members of the Company’s board of directors. If fulfilling my Over-Subscription Privilege would result in me (or any “group” that includes me) becoming the beneficial owner of greater than 14.99% of the number of shares of common stock outstanding upon the closing of the Rights Offering after giving effect to the issuance of shares of common stock in the Rights Offering, then my Over-Subscription Privilege shall be fulfilled only to the extent that the beneficial ownership by me (and any “group” that includes me) does not exceed 14.99% of the number of shares of common stock outstanding upon the closing of the Rights Offering, unless acquisition of a greater number of shares by me is approved by a majority of the disinterested members of the Company’s board of directors.

Signature(s):

IMPORTANT: The signature(s) must correspond with the name(s) as printed on the face of this Subscription Rights Certificate in every particular, without alteration or enlargement, or any other change whatsoever.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MORROW SODALI, THE INFORMATION AGENT, TOLL-FREE AT (203) 561-6945 (FOR BANKS AND BROKERS) OR (800) 662-5200 (THE TOLL FREE NUMBER FOR STOCKHOLDERS), OR VIA EMAIL AT PLBY@INVESTOR.MORROWSODALI.COM.